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                                                                      EXHIBIT 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated January 15, 2002, included in First Tennessee National Corporation's 2002 Proxy Statement, into the Company's 2001 Annual Report on Form 10-K, and previously filed registration statement file Nos. 33-8029, 33-9846, 33-40398, 33-44142, 33-52561, 33-57241, 33-58975, 33-63809, 33- 64471,
333-16225, 333-16227, 333-17457, 333-17457-01, 333-17457-02, 333-17457-03, 333-
17457-04, 333-70075, 333-91137, 333-92145, 333-92147, 333-56052, 333-73440, and
333- 73442 and to all references to our firm included therein. It should be noted that we have not audited any financial Statements of the Company subsequent to December 31, 2001 or performed any audit procedures subsequent to the date of our report.



Arthur Andersen LLP


Memphis, Tennessee
March 22, 2002